                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant                    [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
[X]  Definitive Proxy Statement                Rule 14a-6(e)(2))

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           LENNOX INTERNATIONAL INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

             -------------------------------------------------------------------

        (2)  Aggregate number of securities to which transaction applies:

             -------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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        (4)  Proposed maximum aggregate value of transaction:

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        (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:

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

                                 [LENNOX LOGO]

                              2140 LAKE PARK BLVD.

                            RICHARDSON, TEXAS 75080

March 27, 2000

Dear Stockholders:

It is my pleasure to invite you to the 2000 Annual Meeting of Stockholders of Lennox International Inc. The meeting will be held at 10:00 a.m., local time, on Friday, April 28, 2000, at the University of Texas at Dallas Conference Center, Rutford Avenue and Drive A, Richardson, Texas 75083.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items of business which will be discussed and voted upon during the meeting. It is important that you vote your shares whether or not you plan to attend the meeting. To be sure your vote is counted, we urge you to carefully review the Proxy Statement and to vote your choices. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE OR CALL THE TOLL-FREE NUMBER AS SOON AS POSSIBLE. If you attend the meeting and wish to vote in person, the ballot you submit at the meeting will supersede your proxy.

I look forward to seeing you at the meeting. On behalf of the management and directors of Lennox International Inc., I want to thank you for your continued support and confidence in 2000.

Sincerely,

/s/ JOHN W. NORRIS JR.
John W. Norris, Jr.
Chairman of the Board and Chief Executive Officer

                                 [LENNOX LOGO]
                              2140 LAKE PARK BLVD.
                            RICHARDSON, TEXAS 75080

                                 MARCH 27, 2000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 28, 2000

To Our Stockholders:

     The Annual Meeting of Stockholders of Lennox International Inc. will be held on April 28, 2000 at 10:00 a.m., local time, at the University of Texas at Dallas Conference Center, Rutford Avenue and Drive A, Richardson, Texas 75083 to:

     - Elect five directors for a three-year term; and

     - Transact any other business that may properly come before the meeting.

     The Board of Directors has determined that owners of record of Lennox common stock at the close of business on March 1, 2000 are entitled to notice of and to vote at the Annual Meeting.

                                            By Order of the Board of Directors,

                                            /s/ CARL E. EDWARDS, JR.
                                            Carl E. Edwards, Jr.
                                            Executive Vice President,
                                            General Counsel and Secretary

                             YOUR VOTE IS IMPORTANT

TO BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE (1) CALL THE TOLL-FREE NUMBER (800) 840-1208 AND FOLLOW THE PROMPTS, OR (2) COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. YOU MAY VOTE IN PERSON AT THE MEETING EVEN IF YOU SEND IN YOUR PROXY CARD OR VOTE BY TELEPHONE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Voting Procedures...........................................    1
Proposal 1: Election of Directors...........................    1
Board Organization..........................................    6
Directors Compensation......................................    7
Compensation Committee Report on Executive Compensation.....    8
Executive Compensation......................................   12
Certain Relationships and Related Party Transactions........   18
Ownership of Lennox Common Stock............................   19
Comparison of Total Stockholder Return......................   21
Additional Information......................................   21

                                PROXY STATEMENT

                               VOTING PROCEDURES

     This proxy statement and the accompanying proxy card are being mailed to Lennox International Inc. stockholders beginning on or about March 28, 2000 in connection with solicitation of proxies by the Lennox Board of Directors for the Annual Meeting of Stockholders to be held on April 28, 2000 at 10:00 a.m., local time, at the University of Texas at Dallas Conference Center, Rutford Avenue and Drive A, Richardson, Texas 75083, and any adjournments thereof.

     If you sign and return the accompanying proxy, or you vote by telephone, and your proxy is not withdrawn or revoked, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy but do not give voting instructions, your shares will be voted for each proposal as recommended by the Board of Directors.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors of Lennox currently consists of 12 people, and there are currently two vacancies on Lennox' Board of Directors. In accordance with the Bylaws, directors are divided into three classes, as nearly equal in number as possible, each class to serve a three-year term. At the meeting, five directors will be elected to hold office for a three-year term expiring at the 2003 Annual Meeting of Stockholders. Other directors will continue in office, in accordance with their previous election, until the expiration of their classes at the 2001 or 2002 Annual Meeting of Stockholders.

     Brief biographies for each nominee for director for the three-year term expiring at the 2003 Annual Meeting of Stockholders and for each current director in the classes continuing in office are shown below.

     If you do not wish your shares to be voted for any particular nominee, you may so indicate on the proxy card. If any of these nominees for director becomes unavailable, the persons named in the accompanying proxy may vote for any alternate designated by the present Board or the number of directors may be reduced.

NOMINEES FOR ELECTION AT THIS MEETING FOR A TERM EXPIRING IN 2003:


         [Linda G. Alvarado]             LINDA G. ALVARADO, 48, has served as a director of Lennox
                                         since 1987. She is President and Chief Executive Officer
                                         of Alvarado Construction, Inc. a general contracting firm
                                         specializing in commercial, government and industrial
                                         construction and environmental remediation projects. She
                                         currently serves on the Board of Directors of US West,
                                         Inc., a telecommunications company, Englehard Corporation, a commercial catalyst and pigments company, Pitney Bowes
                                         Inc., an office equipment and services company, and Pepsi
                                         Bottling Group, a soft drink company, and is co-owner of
                                         the Colorado Rockies Baseball Club.

          [Richard W. Booth]             RICHARD W. BOOTH, 68, has served as a director of Lennox
                                         since 1966. Mr. Booth retired from Lennox in 1992 as
                                         Executive Vice President, Administration and Secretary, a
                                         position he had held since 1983. Mr. Booth held a variety
                                         of key positions after joining Lennox in 1954. He serves
                                         on the Board of Directors of Employers Mutual Casualty
                                         Company, a casualty insurance company, and is a member of
                                         the Board of Trustees of Grinnell College.

           [David V. Brown]              DAVID V. BROWN, 52, has served as a director of Lennox
                                         since 1989. Dr. Brown owns Plantation Farm Camp, a working
                                         500-acre ranch with livestock that provides learning in a
                                         farm setting for children. He is currently serving on the
                                         Strategic Planning Board of the Western Association of
                                         Independent Camps, an educational organization for
                                         training camp directors.

            [John E. Major]              JOHN E. MAJOR, 54, has served as a director of Lennox
                                         since 1993. Mr. Major is the Chief Executive Officer of
                                         the Wireless Internet Solutions Group, a consulting and
                                         investment strategy business focused on the convergence of the telecom and internet industries. Previously, he was
                                         the Chairman, Chief Executive Officer and President of
                                         Wireless Knowledge, a QUALCOMM Incorporated and Microsoft
                                         joint venture which operates a network operation center,
                                         from November 1998 to November 1999. Prior to that, he was
                                         Executive Vice President of QUALCOMM and President of its
                                         Wireless Infrastructure Division, and was responsible for
                                         managing and guiding the market potential for CDMA
                                         infrastructure products. Prior to joining QUALCOMM in
                                         1997, Mr. Major served most recently as Senior Vice
                                         President and Staff Chief Technical Officer at Motorola,
                                         Inc., a manufacturer of telecommunications equipment, and
                                         Senior Vice President and General Manager for Motorola's
                                         Worldwide Systems Group of the Land Mobile Products
                                         Sector. Mr. Major currently serves on the Board of
                                         Directors of Littlefuse, Inc., a manufacturer of fuses,
                                         and Verilink Corporation, a manufacturer of network access devices.

           [William G. Roth]             WILLIAM G. ROTH, 61, served as Chairman of the Board of
                                         Directors of Dravo Corporation, a natural resources
                                         company that is the largest producer of lime in the United
                                         States, from 1989 to 1994. Mr. Roth also served as Chief
                                         Executive Officer of Dravo Corporation from 1987 to 1989.
                                         From 1985 to 1987, Mr. Roth served as President, Chief
                                         Operating Officer and a director of American Standard,
                                         Inc., a worldwide manufacturer of air conditioning,
                                         plumbing and transportation system products. From 1978 to
                                         1985, Mr. Roth served as Chairman and Chief Executive
                                         Officer of The Trane Company, an international
                                         manufacturer and marketer of HVAC systems. Mr. Roth
                                         currently serves as a director of Amcast Industrial
                                         Corporation, a manufacturer of technology-intensive metal
                                         products. He previously served as a director of Service
                                         Experts, Inc., which was acquired by Lennox in January
                                         2000. Pursuant to the acquisition agreement between Lennox and Service Experts, Lennox was required to nominate one
                                         individual proposed by Service Experts and acceptable to
                                         Lennox who was a member of the Board of Directors of
                                         Service Experts for election to a three-year term on the
                                         Board of Directors of Lennox at the 2000 Annual Meeting of
                                         Stockholders.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE NOMINEES.

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2001:


           [Janet K. Cooper]             JANET K. COOPER, 46, has served as a director of Lennox
                                         since 1999. Ms. Cooper has been the Vice
                                         President--Finance & Controller of US West, Inc., a
                                         regional Bell operating company, since February 1999.
                                         Previously, she was Vice President and Treasurer of US
                                         West. From 1978 to 1998, Ms. Cooper served in various
                                         capacities with The Quaker Oats Company, including its
                                         Vice President, Treasurer & Tax from 1992 to 1998. Ms.
                                         Cooper serves on the Board of Directors of The TORO
                                         Company, a manufacturer of equipment for lawn and turf
                                         care maintenance.

          [Terry D. Stinson]             TERRY D. STINSON, 58, has served as a director of Lennox
                                         since 1998. Mr. Stinson has been the Chairman and Chief
                                         Executive Officer of Bell Helicopter Textron Inc., the
                                         aircraft segment of Textron Inc., a multi-industry
                                         corporation, since 1998 and was its President from 1996 to
                                         1998. From 1991 to 1996, Mr. Stinson served as Group Vice
                                         President and Segment President of Textron Aerospace
                                         Systems and Components for Textron Inc. Prior to that
                                         position, he had been the President of Hamilton Standard
                                         Division of United Technologies Corporation, a defense
                                         supply company, since 1986.

         [Richard L. Thompson]           RICHARD L. THOMPSON, 60, has served as a director of
                                         Lennox since 1993. In 1995, Mr. Thompson was named to his
                                         present position of Group President and member of the
                                         Executive Office of Caterpillar Inc., a manufacturer of
                                         construction and mining equipment. He joined Caterpillar
                                         in 1983 as Vice President, Customer Services. In 1990, he
                                         was appointed President of Solar Turbines Inc., a wholly
                                         owned subsidiary of Caterpillar and manufacturer of gas
                                         turbines. From 1990 to 1995, he held the role of Vice
                                         President of Caterpillar, with responsibility for its
                                         worldwide engine business. Previously, he had held the
                                         positions of Vice President of Marketing and Vice
                                         President and General Manager, Components Operations with
                                         RTE Corporation, a manufacturer of electrical distribution products. Mr. Thompson is a director of Gardner Denver,
                                         Inc., a manufacturer of air compressors, blowers and
                                         petroleum pumps.

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2002:


          [David H. Anderson]                     DAVID H. ANDERSON, 58, has served as a director of
                                                  Lennox since 1973. Mr. Anderson currently serves as
                                                  the Co-Executive Director of the Santa Barbara
                                                  Museum of Natural History. He formerly had a private
                                                  law practice specializing in land use and
                                                  environmental law. Mr. Anderson also serves as legal
                                                  counsel for a local land conservation organization
                                                  in Santa Barbara County. He currently serves on the
                                                  Boards of the California Nature Conservancy and the
                                                  Santa Barbara Foundation.

           [Thomas W. Booth]                      THOMAS W. BOOTH, 42, has served as a director of
                                                  Lennox since 1999. Mr. Booth is the Vice President,
                                                  Advanced Heat Transfer and from 1997 to December
                                                  1999 was Director, Business Development of Heatcraft
                                                  Inc. Mr. Booth joined Lennox in 1984 and has served
                                                  in various capacities including the District Manager
                                                  for the Baltimore/Virginia sales branch of Lennox
                                                  Industries from 1994 to 1997.

            [James J. Byrne]                      JAMES J. BYRNE, 64, has served as a director of
                                                  Lennox since 1990. He has been Chairman of the Board
                                                  and Chief Executive Officer of OpenConnect Systems
                                                  Incorporated, a developer of computer software
                                                  products, since May 1999. In addition, he serves as
                                                  Chairman of Byrne Technology Partners, Ltd., a
                                                  management services company for technology
                                                  companies, a position he has held since January
                                                  1996. Prior to his current role, he held a number of
                                                  positions in the technology industry including
                                                  President of Harris Adacom Corporation, a network
                                                  products and services company, Senior Vice President
                                                  of United Technologies Corporation's Semiconductor
                                                  Operation and President of North American group of
                                                  Mohawk Data Sciences, a manufacturer of distributed
                                                  computer products. Mr. Byrne began his career with
                                                  General Electric Company.

           [Donald E. Miller]                     DONALD E. MILLER, 69, has served as a director of
                                                  Lennox since 1987. Mr. Miller spent his 35 year
                                                  career with The Gates Corporation, an industrial and
                                                  automotive rubber products manufacturer. He retired
                                                  as Vice Chairman of that company in 1996. From 1987
                                                  until 1994 he held the position of President and
                                                  Chief Operating Officer of The Gates Corporation.
                                                  Mr. Miller serves on the Board of Directors of
                                                  Sentry Insurance Corporation, a mutual insurance
                                                  company, OEA, Inc., a company engaged in specialized
                                                  automotive and aerospace technologies, Chateau
                                                  Communities Inc., a real estate investment trust,
                                                  and Coorstek Inc., a manufacturer of components and
                                                  integrated systems made of ceramics.

          [John W. Norris Jr.]                    JOHN W. NORRIS, JR., 64, was elected Chairman of the
                                                  Board of Directors and Chief Executive Officer of
                                                  Lennox in 1991. He has served as a director of
                                                  Lennox since 1966. After joining Lennox in 1960, Mr.
                                                  Norris held a variety of key positions including
                                                  Vice President of Marketing, President of Lennox
                                                  Industries (Canada) Ltd., a subsidiary of Lennox,
                                                  and Corporate Senior Vice President. He became
                                                  President of Lennox in 1977 and was appointed
                                                  President and Chief Executive Officer of Lennox in
                                                  1980. Mr. Norris is on the Board of Directors of the
                                                  Air-Conditioning & Refrigeration Institute of which
                                                  he was Chairman in 1986. He is also an active board
                                                  member of the Gas Appliance Manufacturers
                                                  Association, where he was Chairman from 1980 to
                                                  1981. He also serves as a director of AmerUs Life
                                                  Holdings, Inc., a life insurance and annuity
                                                  company, and Metroplex Regional Advisory Board of
                                                  Chase Bank of Texas, NA.

     John W. Norris, Jr., Richard W. Booth, David H. Anderson and David V. Brown are all grandchildren of D.W. Norris, the founder of Lennox, and Thomas W. Booth is a great grandchild of D.W. Norris. John W. Norris, Jr., David V. Brown, Richard W. Booth and David H. Anderson are first cousins. Richard W. Booth is the father of Thomas W. Booth.

                               BOARD ORGANIZATION

BOARD COMMITTEES

     The Lennox Board of Directors has established an Audit Committee, Acquisition Committee, Board Operations Committee, Human Resource Committee, Compensation Committee and a Pension and Risk Management Committee. The Board of Directors held seven meetings in 1999. All directors attended at least 75% of board and committee meetings they were scheduled to attend.

     The Audit Committee is responsible for meeting with management and Lennox' independent accountants to determine the adequacy of internal controls and other financial reporting matters. It met three times in 1999. The following directors currently serve on the Audit Committee: John E. Major (chair), Linda G. Alvarado, Janet K. Cooper, Donald E. Miller and Terry D. Stinson.

     The Acquisition Committee is responsible for evaluating potential acquisitions and making recommendations on proposed acquisitions. It met four times in 1999. The following directors currently serve on the Acquisition
Committee: Donald E. Miller (chair), David H. Anderson, Janet K. Cooper, Terry
D. Stinson and Richard L. Thompson.

     The Board Operations Committee is responsible for making recommendations on the election of directors and officers, the number of directors, and other matters pertaining to the operations of Lennox Board of Directors. It met four times in 1999. The following directors currently serve on the Board Operations
Committee: Richard W. Booth (chair), David V. Brown, James J. Byrne, Janet K. Cooper and Terry D. Stinson. This Committee considers suggestions from stockholders and other sources regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of Lennox.

     The Human Resource Committee is responsible for succession planning, management development programs and other human resource matters. It met two times in 1999. The following directors currently serve on the Human Resource
Committee: James J. Byrne (chair), Linda G. Alvarado, David V. Brown, John E. Major and Richard L. Thompson.

     The Compensation Committee is responsible for evaluating the performance of Lennox' Chief Executive Officer, making recommendations with respect to the salary of Lennox' Chief Executive Officer, approving the compensation of executive staff members, approving the compensation for non-employee directors and committee members, approving incentive stock options for senior management, approving all employee benefit plan designs and other matters relating to the compensation of Lennox' directors, officers and employees. It met three times in 1999. The following directors currently serve on the Compensation Committee:
Richard L. Thompson (chair), Linda G. Alvarado, James J. Byrne and John E.
Major.

     The Pension and Risk Management Committee is responsible for overseeing the administration of Lennox' pension and profit sharing plans, overseeing matters relating to Lennox' insurance coverage, reviewing matters of legal liability and environmental issues, and other matters relating to risk management. It met two times in 1999. The following directors currently serve on the Pension and Risk Management Committee: David H. Anderson (chair), Richard W. Booth, Thomas W. Booth and Donald E. Miller.

                             DIRECTORS COMPENSATION

     Directors who are employees of Lennox do not receive additional compensation for positions on the Board of Directors. There are two current employee board members: Messrs. John W. Norris, Jr., Chairman of the Board and Chief Executive Officer, and Thomas W. Booth, Vice President, Advanced Heat Transfer, Heatcraft Inc. The 1999 compensation package for all other directors included an annual retainer of $21,000 in cash and $5,000 in common stock for Board of Directors and committee service, an annual retainer of $4,000 in cash for serving as a committee chair and a fee of $1,000, or $500 in the event of a telephonic meeting, in cash for attending each meeting day of the Board of Directors or any committee of the board. Board members may elect to receive the cash portion of their annual retainer in cash or shares of common stock. Directors may defer 25% or more of their annual cash retainer in an interest bearing account. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or a committee of the board.

     In addition, each non-employee director may periodically, under the 1998 Incentive Plan of Lennox International Inc. (the "Plan"), administered by the Board of Directors, receive options to purchase shares of common stock at an exercise price equal to the fair market value of such shares at the date of grant. In 1999, each non-employee director was awarded 13,157 options to purchase stock. Under the Plan, options are non-qualified, and no such options awarded in any given year shall provide for the purchase of more than 16,500 shares of common stock. All options awarded to directors have a term of 10 years and vest and become exercisable in increments of one-third on each of the three succeeding anniversaries after the date of grant. If a director resigns, unvested options are forfeited unless a majority of the remaining board members decides otherwise.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY AND POLICY

     Executive compensation is administered by the Compensation Committee of the Lennox Board of Directors (the "Committee"), which is composed of the four outside board members listed below. This report defines the philosophy and describes the decisions made by the Committee during 1999 with respect to the executive officers. It is the Committee's goal to establish executive compensation programs which deliver total pay linked to overall business results and, therefore, attract, motivate and retain highly skilled executives whose performance and contributions result in increased stockholder value. To that end, Lennox maintains a pay-for-performance compensation philosophy to pay market-competitive base salaries, while also delivering variable pay which is directly linked to the achievement of company performance measurements and to the performance and contribution of the individual. In addition to the base salary program, Lennox' variable pay programs include both short- and long-term incentive compensation vehicles.

     In order to evaluate the competitiveness of the executive total compensation program, the Committee has periodically engaged nationally recognized human resources consulting firms to conduct market analyses of the company's executive pay programs and practices. The Committee emphasizes delivering market-competitive and flexible total compensation to support the company's business objectives. Lennox' executive pay is compared to a group of companies similar to Lennox, although not necessarily the same companies included in the peer group in the performance graph in this proxy statement.

BASE SALARY

Executive Officers

     Lennox' executive base salary program is designed to be competitive with the marketplace. For 1999, the Committee approved the implementation of an executive broad band salary range to provide flexibility to reward executive development, support succession planning and aid in executive recruiting. Market-competitive values from the consultant's market analysis were assigned to each specific position within the broad band. The analysis showed that overall base salaries for executive officers, including Mr. Norris, were somewhat below market averages. For 1999, the Committee reviewed the base salary of each executive officer in relationship to the consultant's market data for the specific position, assessed the individual's performance relative to previously established objectives and also made subjective determinations regarding the individual's contributions before adjusting base salaries. After these adjustments, executive salaries were competitive in the market and commensurate with the experience and performance contributions of the executive officers.

Chief Executive Officer

     In determining Mr. Norris' 1999 base salary, the Committee reviewed the results of the consultant's market analysis for the CEO position. For 1999, Mr. Norris' base salary was $743,076, an amount reflecting market value from the consultant's analysis. Mr. Norris' salary was moved to the market value over a two-year time period, as determined by the Committee in the prior year. Positioning Mr. Norris' 1999 base salary at the market value reflects the Committee's support of Lennox' philosophy of paying its executives a market-competitive base salary and the Committee's assessment of Mr. Norris' performance during the prior year. Some of the significant achievements considered included:

     - Realigning the organization structure and executive accountabilities to support domestic and global growth strategies by creating business units to focus on specific market segments and product offerings.

     - Expansion of the North American market presence through acquisitions in two significant areas:

        - Expanded product offerings to include hearth products through the acquisition of three companies which made Lennox one of the largest manufacturers of hearth products in the United States and Canada, and

        - Established retail sales and service centers in Canada through the acquisition of heating, ventilating and air conditioning ("HVAC") dealers, thus taking advantage of the revenues and margins available at the retail level while strengthening and protecting the Lennox brand equity.

     - Continued execution of Lennox' global growth strategy through investments in manufacturing facilities and significant acquisitions in the European, Latin American and Asia Pacific markets.

SHORT-TERM INCENTIVE COMPENSATION

Executive Officers

     Based on the consultant's market analysis, the Committee increased the performance (pay at risk) portion of the compensation program. In doing so, the Committee made more compensation dependent on the achievement of company financial objectives for those individuals who most directly influence performance results and supported the following strategic objectives:

     - maintain competitive total executive compensation;

     - align executive reward programs with the success of the company;

     - attract top executive talent to support organizational growth and expansion;

     - ensure equity among internal position values; and

     - implement "best practices" in the area of executive compensation.

     In 1999, executive officers and the Chief Executive Officer participated in two annual variable pay programs:

     - The major business units within Lennox each have a broad-based variable pay program in which the respective chief operating officer managing the business unit participates. Each unit chief operating officer, in conjunction with the Chief Executive Officer, determines the financial measurement and standards for that business unit's program, as well as a measurement to reflect personal performance levels of the participants. In 1999, for target company and individual performance levels, the programs generated cash payouts to business unit chief operating officers and employees ranging from 1.8% to 3.75% of annualized base earnings.

     - Each year, the Chief Executive Officer recommends and the Committee approves the performance measurements and targets for the short-term incentive programs. The 1999 short-term incentive programs for executive officers consisted of three Lennox performance measurements: sales growth, profitability and working capital. Target incentive payments for the named executive officers ranged from 55% to 75% of their base salary. Executive officers who were also chief operating officers of a business unit have 75% of the target payment based on their business unit results and 25% based on aggregate Lennox results. One-half of the target payment could be made upon achievement of the minimum performance measurement and up to one and one-half of the target payment could be made upon achievement of the maximum performance measurement. Additionally, the working capital performance measurement functioned as a multiplier of 50% to 150% of the incentive payment determined based on the other measurements. If the profitability minimum was not met, there would not be any incentive payment, regardless if other measurements of the program were achieved.

Chief Executive Officer

     Mr. Norris also participated in the two annual pay programs listed above. Prior to the beginning of 1999 the Committee and the Human Resource Committee of the Board of Directors, along with Mr. Norris, determined his performance goals and their expectations for 1999. The Committee's assessment of Mr. Norris' 1999 performance results included the following:

     - Lennox continued the execution of its international growth strategy.

     - Major progress was made domestically in penetrating North American markets.

     - Supporting Lennox' domestic growth strategy, several successful U.S. acquisitions occurred, the largest of which was the expansion into the retail industry through the acquisition of HVAC dealers.

     - Mr. Norris and his team have worked and are continuing to work diligently to demonstrate improved results to Lennox' stockholders and to the investment community to reverse the disappointing market valuation evidenced by the steady decline of the stock price since the Lennox initial public offering.

     Based on the evaluation of the Committee, Mr. Norris was awarded an annual incentive of $745,288. The Committee believes Mr. Norris' short-term incentive program is well-designed to reward him competitively for the leadership role he plays in the achievement of Lennox' financial goals and organizational objectives.

LONG-TERM INCENTIVE COMPENSATION

     Lennox' executive long-term incentive compensation program is comprised of two vehicles: stock options and performance share awards. Their purpose is to foster and enhance the long-term profitability of the company for the benefit of its stockholders by offering the incentive of long-term rewards to those executives who have proprietary interest in the growth and performance of the company and who have the principal responsibility for long-term profitability of Lennox.

Executive Officers

     Stock Options -- Based on market-competitive practices outlined in the consultant's market study, and using the Black-Scholes model to determine a market-competitive award value, the Committee reviews and determines annually Lennox' stock option award levels for executive officers. The 1999 award was in the form of non-qualified stock options, exercisable at the fair market value on the grant date and vesting ratably over three years. Options expire ten years from the date of grant.

     Performance Share Awards -- Based on market-competitive practices outlined in the market study, the Committee reviews and determines annually Lennox' Performance Share Program ("PSP") award levels for executive officers. The performance period for the PSP consists of three consecutive fiscal years commencing each January 1. Minimum, target and maximum performance standard levels, ranging from 50% to 200% of target are established, the achievement of which earns a lesser or greater multiplier of a contingent award granted at the beginning of the three-year period. The 1999-2001 financial measurement is return on average equity expressed as a three-year average over the performance period. Contingent awards are expressed in shares of the company's common stock. At the end of the performance period the earned share awards are calculated by applying the performance standards for such period to the contingent share award. Current stock holdings of the executives were not considered when determining the size of the 1999 contingent awards.

     The 1999-2001 PSP earned awards will be in the form of restricted stock with the following provisions:

     - Contingent shares awarded at the beginning of the three-year performance period will vest after 10 years; i.e., even if the threshold performance targets are not met, participants will receive the contingent award at 10 years after the grant date, providing they are still employed with the company.

     - If, at the end of the three-year performance period, actual performance is above threshold but below target, participants will receive only that portion of the contingent shares relative to the actual performance results at the end of the performance period. Those shares are fully-vested at the time of payout.

     - The remainder of the contingent shares to target will be vested and paid out after an additional seven years (10 years from date of grant).

     - If targets are exceeded at the end of the three-year performance period, full payouts will occur and there will be no remaining shares to be vested at a later time.

Chief Executive Officer

     Stock Options -- Based on market-competitive practices outlined in the consultant's market study, and using the Black-Scholes model to determine a market-competitive award value for the Chief Executive Officer, the Committee reviews and determines annually Mr. Norris' stock option award. Mr. Norris received an award of 260,839 stock options in 1999, in the form of non-qualified stock options, exercisable at the fair market value on the grant date and vesting ratably over three years. Options expire ten years from the date of grant.

     Performance Share Awards -- The Committee awarded Mr. Norris a performance share award under Lennox' 1999-2001 PSP as outlined above. The contingent award level of 84,262 shares was based on market-competitive practices as depicted in the consultant's market study. Mr. Norris' earned award in the 1999-2001 program will occur at the end of the three-year performance period and will be determined by attainment of the program's financial goals and company performance under Mr. Norris' leadership.

POLICY FOR COMPLIANCE WITH SECTION 162(m)

     Section 162(m) of the Internal Revenue Code, as amended, limits a company's ability to deduct compensation paid in excess of $1 million to the Chief Executive Officer and the next four highest paid executives, unless the compensation meets certain stockholder approved performance requirements. It is the company's intent to make awards that qualify as deductible compensation under section 162(m) of such Code whenever possible. However, where granting awards is consistent with the strategic business goals of the company, the Committee reserves the right to make awards that are non-deductible.

     The following individuals who served on the Compensation Committee of the Board of Directors during 1999 submit this report on Lennox' executive compensation programs:

Richard L. Thompson, Chair         Linda G. Alvarado
James J. Byrne                     John E. Major

                             EXECUTIVE COMPENSATION

     The following table sets forth information on compensation earned in 1999 and 1998 by Lennox' Chief Executive Officer and its four other most highly compensated executive officers, such individuals sometimes being referred to as the "named executive officers".

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                              --------------------------------------
                                                                       AWARDS
                                                              -------------------------
                                                                            SECURITIES     PAYOUTS
                                       ANNUAL COMPENSATION    RESTRICTED    UNDERLYING    ----------
                                      ---------------------     STOCK      OPTIONS/SARS      LTIP         ALL OTHER
                               YEAR    SALARY     BONUS(1)    AWARDS(2)      GRANTED      PAYOUTS(3)   COMPENSATION(4)
                               ----   --------   ----------   ----------   ------------   ----------   ---------------
John W. Norris, Jr.
  Chairman of the Board        1999   $743,076   $  745,288     945,335      260,839      $       0       $304,382
  and Chief Executive Officer  1998    648,660    1,130,003   1,960,304      148,500      2,043,909        146,600
Robert E. Schjerven
  President and Chief          1999    352,200      310,344     362,800      100,104              0        113,215
    Operating
  Officer, Lennox Industries   1998    335,400      323,562     739,038       49,500        750,994         86,656
  Inc.
H.E. French
  President and Chief          1999    328,008      245,596     191,520       52,846              0        106,987
    Operating
  Officer, Armstrong Air       1998    309,852      328,902     502,320       36,300        595,940         80,389
  Conditioning Inc.
Clyde W. Wyant
  Executive Vice President,    1999    305,880      269,539     191,520       52,846              0        106,354
  Chief Financial Officer      1998    291,300      348,639     516,672       36,300        718,883         67,645
Harry J. Ashenhurst
  Executive Vice President,    1999    285,924      254,150     191,520       52,846              0         96,961
  Human Resources and          1998    243,480      291,406     491,646       36,300        509,779         54,367
  Administration

---------------

(1) Includes annual incentive payments for the respective year from two annual variable pay plans.

(2) Represents performance share awards of the following number of shares of restricted Lennox common stock granted pursuant to the Plan multiplied by the stock price on the grant date. In December 1999 at a stock price of $11.219 per share, Mr. Norris received 84,262 shares; Mr. Schjerven received 32,338 shares; Messrs. French, Wyant and Ashenhurst each received 17,071 shares. For the 1999 grant, all shares granted will vest in December 2002 providing performance targets are met. In December 1998 at a stock price of $19.03 per share, Mr. Norris received 103,026 shares; Mr. Schjerven received 38,841 shares; Mr. French received 26,400 shares; Mr. Wyant received 27,159 shares; and Mr. Ashenhurst received 25,839 shares. For the 1998 grant, 27,423 shares vested in December 1999, 75,900 shares will vest in December 2000, and the remainder will vest in December 2001, in each case providing performance targets are met. Shares which do not vest in any performance period due to failure to achieve performance targets will vest in 10 years from the date of grant. Information about performance share awards made under the Plan in December 1999 which do not vest unless certain performance goals are met is set forth in the table titled "Long-Term Incentive
    Plans -- Awards in Last Fiscal Year" below.

(3) 1998 numbers represent awards of shares of Lennox common stock in connection with the termination of three performance share plans. Due to termination and full payout of plans in 1998 and the subsequent adoption of the Plan, no award payments were made in 1999.

(4) Composed of contributions by Lennox to its profit sharing retirement plan and profit sharing restoration plan and the dollar value of term life insurance premiums paid by Lennox. Contributions to the plans were as follows: In 1999: Mr. Norris -- $297,400; Mr. Schjerven -- $107,586; Mr.
    French -- $101,610; Mr. Wyant -- $101,158; and Mr. Ashenhurst -- $88,823. In
    1998: Mr. Norris -- $139,730; Mr. Schjerven -- $81,369; Mr.
    French -- $73,833; Mr. Wyant -- $62,619; Mr. Ashenhurst -- $46,908.

     The following table provides information concerning stock options granted to the named executive officers in 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                           ------------------------------------------------------------------
                            NUMBER OF         PERCENT OF
                            SECURITIES    TOTAL OPTIONS/SARS
                            UNDERLYING        GRANTED TO                                        GRANT DATE
                           OPTIONS/SARS      EMPLOYEES IN      EXERCISE OR                       PRESENT
          NAME               GRANTED         FISCAL YEAR       BASE PRICE    EXPIRATION DATE     VALUE(1)
          ----             ------------   ------------------   -----------   ----------------   ----------
John W. Norris, Jr. .....    260,839           14.4155           $11.219     December 8, 2009   $1,061,203
Robert E. Schjerven......    100,104            5.5323            11.219     December 8, 2009      407,267
H. E. French.............     52,846            2.9206            11.219     December 8, 2009      215,000
Clyde W. Wyant...........     52,846            2.9206            11.219     December 8, 2009      215,000
Harry J. Ashenhurst......     52,846            2.9206            11.219     December 8, 2009      215,000

---------------

(1) The grant date present values shown in the table were determined using the Black-Scholes option valuation model using the following assumptions: stock price volatility of 35.4% which represents an average volatility among general industry companies; expected option life of 10.0 years; dividend yield of $0.342; risk free interest rate of 5.79%; modified derived value:
    $4.0684 which includes the following additional assumptions: discounts for the probability of termination for death, disability, retirement and voluntary/involuntary terminations.

     The following table provides for each of the named executive officers the options exercised during 1999 and the number of options and the value of unexercised options held by the named executive officers as of December 31, 1999.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                             OPTIONS/SARS AT               OPTIONS/SARS AT
                                SHARES                      DECEMBER 31, 1999            DECEMBER 31, 1999(1)
                               ACQUIRED      VALUE     ---------------------------   ----------------------------
NAME                          ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                          -----------   --------   -----------   -------------   ------------   -------------
John W. Norris, Jr. ........     44,550     $556,389     254,100        359,839        $ 70,567              0
Robert E. Schjerven.........          0            0      16,500        133,104               0              0
H.E. French.................          0            0      12,100         77,046               0              0
Clyde W. Wyant..............          0            0     138,820         77,046         111,687              0
Harry J. Ashenhurst.........          0            0      71,500         77,046               0              0

---------------

(1) Calculated on the basis of the fair market value of the underlying securities as of December 31, 1999, $9.063 per share, minus the exercise price of "in-the-money" options.

     The following table provides information concerning performance share awards made in 1999 to the named executive officers under the Plan. The named executive officers are awarded a number of shares of Lennox common stock subject to achievement of performance targets based on the average return on equity for a three-year period. Information about the portion of the award that becomes vested regardless of whether the performance goals are met is presented under the Restricted Stock Awards column in the "Summary Compensation Table" above. Presented below is the maximum number of shares of Lennox common stock that may be payable to each of the named executive officers that is subject to achievement of the performance goals. The actual number of shares awarded depends on the level of achievement of the performance objectives.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                   NUMBER OF SHARES, UNITS   PERFORMANCE OR OTHER PERIOD
NAME                                   OR OTHER RIGHTS       UNTIL MATURATION OR PAYOUT
----                               -----------------------   ---------------------------
John W. Norris, Jr. .............          168,524                     3 years
Robert E. Schjerven..............           64,676                     3 years
H. E. French.....................           34,142                     3 years
Clyde W. Wyant...................           34,142                     3 years
Harry J. Ashenhurst..............           34,142                     3 years

RETIREMENT PLANS

     The named executive officers participate in four Lennox-sponsored retirement plans. The plans are as follows: the pension plan for salaried employees, the profit sharing retirement plan, the supplemental retirement plan, and the profit sharing restoration plan. The supplemental retirement plan and the profit sharing restoration plan are non-qualified plans. Lennox pays the full cost of all these plans.

     The pension plan for salaried employees is a floor offset plan. A target benefit is calculated using credited service and final average pay during the five highest consecutive years. The benefit is currently based on 1.00% of final average pay, plus .60% of final average pay above Social Security covered compensation, times the number of years of credited service, not to exceed 30 years. Employees vest after five years of service and may commence unreduced benefits at age 65. If specified age and service requirements are met, benefits may commence earlier on an actuarially reduced basis. At time of retirement, a participant may choose one of five optional forms of payment. The supplemental retirement plan permits income above Internal Revenue Service limitations to be considered in determining final average pay, doubles the rate of benefit accrual, limits credited service to 15 years and permits early retirement on somewhat more favorable terms than the pension plan.

     The profit sharing retirement plan is a defined contribution plan. Profit sharing contributions, as determined by Lennox Board of Directors, are credited annually to participants' accounts based on pay. Participants are fully vested after 6 years. The assets of the plan are employer directed. Distributions may occur at separation of employment and can be paid directly to the participant. The restoration plan permits accruals that otherwise could not occur because of Internal Revenue Service limitations on compensation.

     The estimates of annual retirement benefits shown in the following table are the targets established by the supplemental retirement plan.

                                                  YEARS OF SERVICE
                           ---------------------------------------------------------------
FINAL AVERAGE EARNINGS(1)     5          10         15         20         25         30
-------------------------  --------   --------   --------   --------   --------   --------
$250,000...............    $ 35,644   $ 71,288   $106,932   $106,932   $106,932   $106,932
425,000................      63,644    127,288    190,932    190,932    190,932    190,932
600,000................      91,644    183,288    274,932    274,932    274,932    274,932
775,000................     119,644    239,288    358,932    358,932    358,932    358,932
950,000................     147,644    295,288    442,932    442,932    442,932    442,932
1,125,000..............     175,644    351,288    526,932    526,932    526,932    526,932

---------------

(1) Final Average Earnings are the average of the five highest consecutive years of includible earnings. Compensation for these purposes includes salary and bonuses, and excludes extraordinary compensation such as benefits from the Plan or its predecessor plans. Bonus numbers used in these calculations, as per plan requirements, are the bonuses actually paid in those years. In the Summary Compensation Table, the 1999 bonus reported is the bonus earned in 1999, but not paid until 2000.

     As of December 31, 1999, the final average pay and the eligible years of credited service for each of the named executive officers was as follows: Mr. Norris, $1,079,877 -- 39.25 years; Mr. Schjerven, $497,661 -- 13.80 years; Mr.
Wyant, $463,477 -- 9.30 years; Mr. French, $428,766 -- 10.80 years; and Mr.
Ashenhurst, $326,515 -- 11.00 years.

EMPLOYMENT AGREEMENTS

     Lennox has entered into employment agreements with the named executive officers which are identical except for the name of the named executive officer who is a party to the agreement and the date of the agreement. These employment agreements establish the basis of compensation and assignments, and contain post-employment covenants covering confidential information, the diverting of employees, vendors and contractors and the solicitation of customers. These agreements also establish binding arbitration as the mechanism for resolving disputes and provide benefits and income in the event employment terminates under specified circumstances. On January 1 of each year, the agreements automatically renew for an additional year, unless either party notifies the other, in writing, at least 30 days prior to such date, of a decision not to renew the agreement.

     If Lennox terminates the employee prior to the expiration of the term of the agreement or if Lennox does not renew the agreement for any reason other than for cause, the employee will be entitled to receive monthly payments of the greater of the employee's base salary for the remainder of the agreement's term or three months of the employee's base salary in addition to any other compensation or benefits applicable to an employee at the employee's level.

     If Lennox terminates the employee other than for cause, including Lennox' non-renewal of the agreement, and the employee agrees to execute a written general release of any and all possible claims against Lennox existing at the time of termination, Lennox will provide the employee with an enhanced severance package. That package includes payment of the employee's base monthly salary for a period of twenty-four months following the date of termination, a lump sum payment of $12,000 in lieu of perquisites lost, and forgiveness of COBRA premiums due for group health insurance coverage for up to eighteen months while the employee remains unemployed. If the employee remains unemployed at the end of eighteen months, the equivalent of the COBRA premium will be paid to the employee on a month to month basis for up to six additional months while the employee remains unemployed. Outplacement services are provided or, at the employee's election, a lump-sum payment of 10% of the employee's annual base salary will be made to the employee in lieu of those services. Additionally, the employee's beneficiary will receive a lump-sum death benefit equivalent to six months of the employee's base salary should the employee die while entitled to enhanced severance payments.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

     Lennox has entered into change of control employment agreements with the named executive officers which are identical except for the name of the named executive officer who is a party to the agreement and the date of the agreement. The change of control agreements provide for certain benefits under specified circumstances if the officer's employment is terminated following a change of control transaction involving Lennox. The change of control agreements are intended to provide protections to the officers that are not afforded by their existing employment agreements, but not to duplicate benefits provided by the existing employment agreements. The term of the change of control agreements is generally two years from the date of a potential change of control, as discussed below, or a change of control. If the officer remains employed at the conclusion of such term, the officer's existing employment agreement will continue to apply. The employment rights of the named executive officers under the change of control agreements would be triggered by either a change of control or a potential change of control. Following a potential change of control, the term of the change of control agreement may terminate but the change of control agreement will remain in force and a new term of the agreement will apply to any future change of control or potential change of control, if either (a) the Board of Directors determines that a change of control is not likely or (b) the named executive officer, upon proper notice to Lennox, elects to terminate his term of the change of control agreement as of any anniversary of the potential change of control.

     A "change of control" generally includes the occurrence of any of the following:

          (a) any person, other than specified exempt persons, including Lennox and its subsidiaries and employee benefit plans, becoming a beneficial owner of 35% or more of the shares of Lennox voting securities;

          (b) a change in the identity of a majority of the Board of Directors, unless approved by a majority of the incumbent members of the Board of Directors;

          (c) approval by the stockholders of a reorganization, merger or consolidation in which:

             (1) existing stockholders would own 65% or less of the voting securities of the surviving entity;

             (2) a person, other than specified exempt persons, would own 35% or more of the voting securities of the surviving entity; or

             (3) less than a majority of the board of the surviving entity would consist of the then incumbent members of Lennox Board of Directors; or

          (d) approval by the stockholders of a liquidation or dissolution of Lennox, unless such liquidation or dissolution involves a sale to a company of which following such transaction:

             (1) more than 65% of the voting securities of such company would be owned by existing stockholders;

             (2) no person, other than specified exempt persons, would own 35% or more of the voting securities of such company; and

             (3) at least a majority of the Board of Directors of such company would consist of the then incumbent members of the Board of Directors.

     A "potential change in control" generally includes any of the following:

     - commencement of a tender or exchange offer for voting stock that, if consummated, would result in a change of control;

     - Lennox entering into an agreement which, if consummated, would constitute a change of control;

     - commencement of a contested election contest subject to proxy rules; or

     - occurrence of any other event that the Board of Directors determines could result in a change of control.

     During the term of the change of control agreement, an officer's position, authority, duties and responsibilities may not be diminished, and all forms of compensation, including salary, bonus, regular salaried employee plan benefits, stock options, restricted stock and other awards, must continue on a basis no less favorable than at the beginning of the term of the change of control agreement and, in the case of specified benefits, must continue on a basis no less favorable in the aggregate than the most favorable application of such benefits to any of Lennox' employees.

     If an officer terminates employment during the term of the change of control agreement for good reason and Lennox fails to honor the terms of the change of control agreement, Lennox will pay the officer:

     - his then unpaid current salary and a pro rata portion of the highest bonus earned during the three preceding years, as well as previously deferred compensation and accrued vacation time;

     - a lump-sum benefit equal to the sum of three times the officer's annual base salary and three times the annual bonus he would have earned in the year of termination;

     - for purposes of Lennox' supplemental retirement plan and Lennox' profit sharing restoration plan, three additional years added to both his service and age criteria; and

     - continued coverage under Lennox' employee welfare benefits plans for up to four and one-half years.

     In addition, all options, restricted stock and other compensatory awards held by the officer will immediately vest and become exercisable, and the term of these awards will be extended for up to one year following termination of employment. The officer may also elect to cash out equity-based compensatory awards at the highest price per share paid by specified persons during the term of the change of control agreement or the six-month period prior to the beginning of the term of the change of control agreement.

     In the event of any contest concerning a change of control agreement in which the officer is successful, in whole or in part, on the merits: Lennox has no right of offset; the officer is not required to mitigate damages; and Lennox agrees to pay any legal fees incurred by the officer in connection with such contest.

     Lennox also agrees to pay all amounts owing to the officer during any period of dispute, subject only to the officer's agreement to repay any amounts to which he is determined not to be entitled. The change of control agreements provide for a tax gross-up in the event that specified excise taxes are applicable to payments made by us under a change of control agreement or otherwise. The change of control agreements require the officer to maintain the confidentiality of Lennox' information, and, for a period of 24 months following his termination of employment, to avoid any attempts to induce Lennox' employees to terminate their employment with Lennox.

INDEMNIFICATION AGREEMENTS

     Lennox has entered into indemnification agreements with its directors and a number of its executive officers. Each of the indemnification agreements is identical except for the name of the director or executive officer who is a party to the agreement and the date of the agreement. Under the terms of the indemnification agreements, Lennox has generally agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law on the date of the agreements and to such greater extent as applicable law may at a future time permit. In addition, the indemnification agreements contain specific provisions pursuant to which Lennox has agreed to indemnify each indemnitee:

     - if such person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of Lennox or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at Lennox' request, any such status being referred to as a "corporate status," made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding, other than a proceeding by or in the right of Lennox;

     - if such person is, by reason of his or her corporate status, made or threatened to be made a party to any proceeding brought by or in the right of Lennox to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such proceeding as to which such indemnitee shall have been adjudged to be liable to Lennox if applicable law prohibits such indemnification, unless and only to the extent that a court shall otherwise determine;

     - against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any proceeding to which such indemnitee was or is a party by reason of his or her corporate status and in which such indemnitee is successful, on the merits or otherwise;

     - against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a proceeding to the extent that such indemnitee is, by reason of his or her corporate status, a witness or otherwise participates in any proceeding at a time when such person is not a party in the proceeding; and

     - against expenses actually and reasonably incurred by such person in certain judicial adjudications of or awards in arbitration to enforce his or her rights under the indemnification agreements.

     In addition, under the terms of the indemnification agreements, Lennox has agreed to pay all reasonable expenses incurred by or on behalf of an indemnitee in connection with any proceeding, whether brought by or in the right of Lennox or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by Lennox of a written request from such indemnitee for such payment. In the indemnification agreements, each indemnitee has agreed that he or she will reimburse and repay Lennox for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by Lennox against such expenses.

     The indemnification agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an indemnitee is entitled to indemnification. In some cases, the nature of the procedures specified in the indemnification agreements varies depending on whether Lennox has undergone a change in control.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     John W. Norris, Jr., Lennox' Chairman and Chief Executive Officer, and David H. Anderson, Richard W. Booth, Thomas W. Booth and David V. Brown, each one of Lennox' directors, as well as some of Lennox' stockholders, are, individually or through trust arrangements, members of AOC Land Investment, LLC. AOC Land Investment, LLC owns 70% of AOC Development II, LLC. Lennox is leasing part of an office building owned by AOC Development II, LLC for use as the Lennox corporate headquarters. The lease has a term of 25 years and the lease payments for 1999 totaled approximately $1.1 million. Lennox believes that the terms of its lease with AOC Development II, LLC are at least as favorable as could be obtained from unaffiliated third parties.

     From time to time Lennox has entered into stock disposition agreements which allowed its executives, directors and stockholders to borrow money and use its capital stock held by them as collateral. The stock disposition agreements provide that in the event of a default on the underlying loan, Lennox will do one of several things, including registering the capital stock under the Securities Act of 1933, finding a buyer to purchase the stock or purchasing the stock itself. There were never any defaults under these agreements. As of March 1, 2000, there were stock disposition agreements in existence covering 1,809,120 shares of Lennox common stock. Lennox will not enter into these type of agreements in the future.

     These transactions were not the result of arms-length negotiations. Accordingly, certain of the terms of these transactions may be more or less favorable to Lennox than might have been obtained from unaffiliated third parties. Lennox does not intend to enter into any future transactions in which its directors, executive officers or principal stockholders and their affiliates have a material interest unless such transactions are approved by a majority of the disinterested members of its Board of Directors and are on terms that are no less favorable to it than those that it could obtain from unaffiliated third parties.

                        OWNERSHIP OF LENNOX COMMON STOCK

     The following table contains information regarding the beneficial ownership of Lennox common stock as of March 1, 2000 by the following individuals:

     - each person known by Lennox to own more than 5% of the outstanding shares of Lennox common stock;

     - each of Lennox' directors;

     - each named executive officer of Lennox; and

     - all executive officers and directors of Lennox as a group.

     All persons listed have an address in care of Lennox' principal executive offices which are located at 2140 Lake Park Boulevard, Richardson, Texas 75080.

     The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 of the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Lennox common stock subject to options held by that person that were exercisable on March 1, 2000 or would be exercisable within 60 days following March 1, 2000 are considered outstanding. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person. To Lennox' knowledge and unless otherwise indicated, each stockholder has sole voting and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable. Percentage of ownership is based on 57,210,741 shares of common stock outstanding as of March 1, 2000.

                                                              SHARES BENEFICIALLY OWNED
                                                              -------------------------
                      BENEFICIAL OWNER                          NUMBER      PERCENTAGE
                      ----------------                        -----------   -----------
John W. Norris, Jr.(1)(2)...................................   3,946,605        6.9%
H. E. French(2).............................................     104,599       *
Robert E. Schjerven(2)......................................     233,059       *
Clyde W. Wyant(2)...........................................     238,942       *
Harry J. Ashenhurst(2)......................................     168,898       *
Linda G. Alvarado(2)........................................     126,446       *
David H. Anderson(2)(3).....................................   4,268,620        7.4
Richard W. Booth(2)(4)......................................   2,918,843        5.1
Thomas W. Booth(2)(5).......................................   2,948,379        5.2
David V. Brown(2)(6)........................................   1,331,365        2.3
James J. Byrne(2)...........................................     153,318       *
Janet K. Cooper.............................................       2,394       *
John E. Major(2)............................................     136,276       *
Donald E. Miller(2).........................................     124,720       *
William D. Roth(2)..........................................      27,091       *
Terry D. Stinson............................................       6,691       *
Richard L. Thompson(2)......................................     149,396       *
All executive officers and directors as a group (22
  persons)(2)...............................................  17,308,473       29.4
Steven R. Booth(7)..........................................   2,921,872        5.1
Phillip L. Zink(8)..........................................   4,310,460        7.5

---------------

 * Less than 1%

(1) Includes 321,750 shares held by the Robert W. Norris Trust A, 321,750 shares held by the John W. Norris, Jr. Trust A, and 663,135 shares held by the Megan E. Norris Trust A, of which Mr. Norris is a co-trustee.

(2) Includes the following shares subject to options: Mr. Norris -- 254,100; Mr. French -- 12,100; Mr. Schjerven -- 16,500; Mr. Wyant -- 138,820; Mr.
    Ashenhurst -- 71,500; Ms. Alvarado -- 120,450;

    Mr. Anderson -- 120,450; Mr. R. Booth -- 120,450; Mr. T. Booth -- 3,575; Mr.
    Brown -- 120,450; Mr. Byrne -- 120,450; Mr. Major -- 120,450; Mr.
    Miller -- 120,450; Mr. Roth -- 11,938; Mr. Thompson -- 120,450; and all
    executive officers and directors as a group -- 1,624,942.

(3) Includes:

     (a) 41,910 shares held by the Leo E. Anderson Trust; 3,751,508 shares held by the David H. Anderson Trust, and 66,825 shares held by the Betty Oakes Trust, of which Mr. Anderson is the trustee;

     (b) 199,881 shares held by the Kristin H. Anderson Trust, of which Mr. Anderson is a co-trustee; and

     (c) 87,780 shares held by Mr. Anderson's minor child.

(4) Includes 2,036,364 shares held by trusts for the benefit of Anne Zink, and 53,333 shares held by The Richard W. and Anne C. Booth Charitable Remainder Unitrust, of which Mr. R. Booth is a co-trustee.

(5) Includes:

     (a) 2,029,731 shares held by trusts for the benefit of Mr. R. Booth, 40,062 shares held by the Thomas W. Booth Trust, and 160,000 shares held by The Booth Family Charitable Lead Annuity Trust, of which Mr. Booth is a co-trustee; and

     (b) 72,909 shares held by Mr. T. Booth's minor children.

(6) Includes 315,117 shares held by Mr. Brown's minor children.

(7) Includes:

     (a) 2,029,731 shares held by trusts for the benefit of Mr. R. Booth, 40,062 shares held by the Steven R. Booth Trust, and 160,000 shares held by The Booth Family Charitable Lead Annuity Trust, of which Mr. S. Booth is a co-trustee; and

     (b) 79,730 shares held by Mr. S. Booth's minor children.

(8) Includes:

     (a) 2,029,731 shares held by trusts for the benefit of Mr. R. Booth, and 2,036,364 shares held by trusts for the benefit of Anne Zink, of which Mr. Zink is a co-trustee; and

     (b) 94,578 shares held by the Zink Family Grandchildren's Education Trust of which Mr. Zink is the trustee.

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

     The following graph compares the cumulative total returns of Lennox, the Standard & Poor's Small-Cap 600 Index and a peer group of U.S. industrial manufacturing and service companies in the heating, ventilation, air conditioning and refrigeration businesses from July 29, 1999, the date of the Lennox initial public offering, through December 31, 1999. The chart assumes that $100 was invested on July 29, 1999, with dividends reinvested. Peer group returns are weighted by market capitalization. The peer group includes AAON, Inc., American Standard Companies Inc., Comfort Systems USA, Inc., Hussmann International, Inc., Maytag Corporation, Modine Corporation, Watsco, Inc., Whirlpool Corporation, and York International Corporation.

                                [PERF. GRAPH]

                                                         LENNOX
                                                    INTERNATIONAL INC               S & P 500                  PEER GROUP
                                                    -----------------               ---------                  ----------
July 1999                                                100.00                      100.00                      100.00
1999                                                      49.73                      107.71                       79.32

                             ADDITIONAL INFORMATION

QUORUM REQUIRED

     A quorum of Lennox stockholders is necessary to have a valid meeting of stockholders. A majority of the shares of Lennox common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the annual meeting in order for a quorum to be established. Abstentions and broker "non-votes" count as present for establishing a quorum. Shares held by Lennox in its treasury or by any majority-owned subsidiary or Lennox do not count toward a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given. We expect, in the event that a quorum is not present at the annual meeting, the meeting will be adjourned or postponed to solicit additional proxies.

VOTE REQUIRED

     Only stockholders of record at the close of business on March 1, 2000 are entitled to notice of and to vote at the meeting. There were 57,210,741 shares of common stock of Lennox outstanding at the close of business on that date, all of which will be entitled to vote. Holders of the shares of common stock are entitled to one vote per share held of record in their names on the record date on all matters. Stockholders do not have cumulative voting rights. The election of each director requires a plurality of the votes cast. Votes withheld will be deemed not to have been cast.

SHARES HELD IN STREET NAME

     Under the applicable rules of the New York Stock Exchange, brokers who hold shares in street names for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote those customers' shares with respect to the proposals to be voted on at the annual meeting in the absence of specific instructions from the customer. Lennox stockholders whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the annual meeting.

TELEPHONE AND INTERNET VOTING

     Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with ChaseMellon Shareholder Services may vote by telephone by calling ChaseMellon at (800) 840-1208.

     Shares Registered in the Name of a Brokerage Firm or Bank. A number of brokerage firms and banks offer telephone and Internet voting options. These programs differ from the program provided by ChaseMellon for shares registered in the name of the stockholder. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

REVOKING PROXIES

     Lennox stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at the annual meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the Secretary of Lennox, by a later-dated proxy signed and returned by mail or by attending Lennox' annual meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the annual meeting to:

                            Lennox International Inc.
                            2140 Lake Park Blvd.
                            Richardson, TX 75080
                            Telecopy: (972) 497-6660
                            Attention: Carl E. Edwards, Jr.

OTHER BUSINESS; ADJOURNMENTS

     We are not aware of any other business to be acted upon at the annual meeting. If, however, other matters are properly brought before the meeting, or any adjourned meeting, your proxies will have discretion to act on those matters or to adjourn the meeting, according to their best judgment. Adjournment of the annual meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by stockholders representing a majority of the votes present in person or by proxy at the applicable special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting.

PROXY SOLICITATION

     The cost of solicitation of proxies will be paid by Lennox. In addition to solicitation by mail, the directors, officers and employees of Lennox may also solicit proxies from stockholders by telephone, telecopy, telegram, electronic mail or in person. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, we will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

STOCKHOLDER PROPOSALS

     If you wish to submit a proposal for possible inclusion in our 2001 proxy material, we must receive your notice, in accordance with rules of the Securities and Exchange Commission, on or before November 28,

2000. If you wish to submit a proposal at the 2001 Annual Meeting (but not seek inclusion of the proposal in our proxy material), we must receive your notice, in accordance with the Lennox bylaws, not less than 60 nor more than 90 days in advance of such meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 requires Lennox' directors and executive officers and any person owning more than 10% of Lennox common stock to file reports of ownership and changes in ownership of Lennox common stock. Based solely upon a review of the reports and related information furnished to Lennox, Lennox believes that all required reports were filed on time during 1999.

INDEPENDENT AUDITORS

     At their regularly scheduled meetings on April 14, 2000, the Audit Committee and the Board of Directors will consider approval of Arthur Andersen LLP as independent auditors for Lennox for fiscal year 2000. Representatives of Arthur Andersen are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They will have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.

                                            By Order of the Board of Directors

                                            /s/ CARL E. EDWARDS
                                            Carl E. Edwards, Jr.
                                            Executive Vice President,
                                            General Counsel and Secretary

Richardson, Texas
March 27, 2000

                           LENNOX INTERNATIONAL INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 28, 2000

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The signatory of this Proxy, by executing on the reverse side of this Proxy, hereby appoints and constitutes John W. Norris, Jr. and Clyde W. Wyant, and each of them, with full power of substitution, with the powers the signatory of this Proxy would possess if personally present, to vote all shares of Lennox Common Stock entitled to be voted by the signatory at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on April 28, 2000, or at any reconvened meeting after any adjournment or postponement thereof, on the matter set forth on the reverse side in accordance with any directions given by the signatory and, in their discretion, on all other matters that may properly come before the Annual Meeting or any reconvened meeting after any adjournment or postponement thereof.

IMPORTANT - PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1.

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

                           LENNOX INTERNATIONAL INC.            Please mark
                         ANNUAL MEETING OF STOCKHOLDERS        your votes as [X]
                                                               indicated in
                                                                this example


 THIS PROXY WILL BE VOTED AS DIRECTED BELOW, OR IF NO DIRECTION IS INDICATED,
             WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN PROPOSAL 1.

1. Election of the following nominees as directors for a term expiring in 2003.

   01. Linda G. Alvarado, 02. Richard W. Booth, 03. David V. Brown, 04. John E. Major, 05. William G. Roth

   INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the "Exceptions"
   box and write that nominee's name in the space provided below.

   -----------------------------------------------------------------------------
   EXCEPTIONS

          FOR                        WITHHOLD                  EXCEPTIONS
      all nominees                   AUTHORITY
   listed to the left         to vote for all nominees
                                 listed to the left
          [ ]                          [ ]                        [ ]

   I (WE) PLAN TO ATTEND THE
   ANNUAL MEETING OF STOCK-     [ ]
   HOLDERS ON APRIL 28, 2000

2. At the discretion of such Proxies on any other matter that may properly come before the meeting or any adjournment thereof.
                                                                          Please sign exactly as your name appears hereon.
                                                                          Executors, administrators, guardians, and others sign-
                                                                          ing in a fiduciary capacity should indicate such capacity
                                                                          when signing. If shares are held jointly, each holder
                                                                          should sign. If a corporation, please sign in full corpo-
                                                                          rate name by duly authorized officer. If a partnership,
                                                                          please sign in partnership name by authorized person.

                                                                          Date
                                                                               -----------------------------------------------------



                                                                          ----------------------------------------------------------
                                                                          Signature(s)


                                                                          ----------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                      o FOLD AND DETACH HERE o

                                                         VOTE BY TELEPHONE
                                                  QUICK * * * EASY * * * IMMEDIATE

                                     YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF TWO WAYS:
              1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 HOURS A DAY-7 DAYS A WEEK
                              There is NO CHARGE to you for this call. - Have your proxy card in hand.
        You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form

                           OPTION 1: To vote as the Board of Directors recommends on proposal 1, press 1

                                              WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.

                OPTION 2: If you choose to vote on Proposal 1 separately, press 0. You will hear these instructions:

                       Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9
                           To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

                                             WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.
                                                                 OR

               2. TO VOTE BY PROXY: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

                            NOTE: If you vote by telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.

                                                        THANK YOU FOR VOTING.